SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES
                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)

                                                                                    Year Ended December 31
                                                                                    ----------------------
                                                                             1996               1995              1994
                                                                             ----               ----              ----
Net Earnings                                                               $27,422            $23,040           $22,629
                                                                            ======             ======            ======

Weighted average shares:
         Common shares outstanding                                          24,956             24,578            24,480
         Common equivalent shares issuable upon exercise
         of employee stock options (1)
                                                                               713                770               845
                                                                            ------             ------            ------
                  Total weighted average shares - primary                   25,669             25,348            25,325

Incremental common equivalent shares (calculated using
the higher of period or average fair market values) (2)                         47                --                 59
                                                                            ------             ------            ------

                  Total weighted average shares - fully
                  diluted                                                   25,716             25,348            25,384
                                                                            ======             ======            ======

Primary net earnings per common and equivalent share                       $  1.07            $   .91           $   .89
                                                                           ========           ========          ========

Fully diluted net earnings per common and equivalent
share (2)                                                                  $   1.07           $    .91          $    .89
                                                                           ========           ========          ========

--------------------

Notes:

(1) Amount calculated using the treasury stock method and fair market values.

(2) The calculation is submitted in accordance with regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.